                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant / /
    Filed by a party other than the Registrant /X/

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    /X/  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               MCI COMMUNICATIONS CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                                            WORLDCOM, INC.
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

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    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number,
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

[WORLD COM LOGO]


                                                     NEWS RELEASE


FOR MEDIA:                                           FOR INVESTORS:
Josh Howell, (601) 360-8750                          Gary Brandt, (601) 360-8544
Mark Weeks, 011-44-171-570-5700
Joele Frank, Abernathy/MacGregor, (212) 371-5999
Lucas van Praag, Brunswick Group, 011-44-171-404-5959

FOR IMMEDIATE RELEASE

                WORLDCOM COMMENCES MAILING OF PRELIMINARY PROXY
             STATEMENT AND PRELIMINARY EXCHANGE OFFER PROSPECTUS TO
                                MCI SHAREHOLDERS

    Jackson, Miss., October 14, 1997 -- WorldCom, Inc. (NASDAQ: WCOM) announced today that it is mailing to all MCI shareholders its preliminary proxy statement and preliminary exchange offer prospectus with respect to its offer to acquire all of the outstanding shares of MCI Communications Corporation (NASDAQ: MCIC) for $41.50 of WorldCom common stock per MCI share. WorldCom's offer represents a 41% premium to MCI's closing stock price on September 30, 1997. The transaction is valued at approximately $30 billion -- a premium of $9 billion to how the market valued the proposed acquisition of MCI by British Telecom. The transaction will be accounted for as a purchase and will be tax-free to MCI's shareholders.

    Attached is the letter WorldCom sent today to MCI shareholders:

                                                                October 14, 1997

DEAR MCI SHAREHOLDER:

    As you are aware, on October 1, 1997, WorldCom announced that it will be commencing an exchange offer to acquire all of the outstanding shares of MCI Communications Corporation for $41.50 of WorldCom common stock per MCI share (subject to adjustment as described in the enclosed materials). WorldCom's combination with MCI will create one of the world's premier communications companies, offering a full range of local, long distance, Internet and international services.

    We have enclosed for your information our preliminary proxy statement and preliminary exchange offer prospectus which contain detailed information regarding the WorldCom proposal. You may receive the materials under separate cover if your shares are maintained by your brokerage firm, bank or trust company.
  In accordance with U.S. securities laws, the preliminary proxy statement does not include a proxy card. Once our proxy statement becomes definitive, you will receive another copy along with our WHITE proxy card which you can use to vote your shares.

    On October 10, 1997, MCI announced that the MCI board of directors requested its advisors to analyze further the details of the WorldCom proposal. Following such review, MCI may be soliciting your vote in favor of the British Telecommunications plc (BT) acquisition of MCI. In such event, we will be mailing to MCI shareholders of record definitive proxy materials. At that point, you will have the opportunity to vote against the BT acquisition of MCI. WorldCom cannot complete its exchange offer if the MCI shareholders approve the BT acquisition. However, based on the strong support we have received from the financial community as well as the very favorable reaction from MCI's shareholders, we believe MCI shareholders will vote down the BT acquisition. THE CHOICE FOR THE MCI BOARD WILL BE CLEAR -- TO RESPECT YOUR VOTE AND ALLOW THE WORLDCOM OFFER TO PROCEED.

                  WORLDCOM OFFERS MCI SHAREHOLDERS A SUPERIOR
                       DEAL WITH GREATER POTENTIAL VALUE

HIGHER PRICE AND VALUE: The WorldCom proposal produces a significantly higher premium than the BT proposal. By supporting WorldCom's proposal, MCI shareholders will receive a better performing stock and will own a significantly higher proportion of WorldCom than they would of a combined BT-MCI entity.

    - Based on closing stock prices on September 30, 1997, WorldCom's offer represents over a $12 per share premium to the value in the market of BT's acquisition proposal -- THAT'S A $9 BILLION PREMIUM TO THE PROPOSED BT ACQUISITION.

    - UNLIKE BT'S ACQUISITION PROPOSAL, WORLDCOM'S OFFER IS STRUCTURED TO BE TOTALLY TAX-FREE TO MCI SHAREHOLDERS.

    - WorldCom's transaction can close on essentially the same time frame as BT's acquisition of MCI.

BEST PERFORMING STOCK: WorldCom is dedicated to the creation of shareholder value and has the strongest track record in the industry for stock performance.

    - WORLDCOM HAS PROVIDED INVESTORS WITH A TOTAL COMPOUND ANNUAL RETURN OF 55.8%, COMPARED TO 4.3% FOR MCI AND 9.4% FOR BT, SINCE THE BEGINNING OF 1990.

    - Under WorldCom's offer, MCI shareholders will receive a stock with greater value today that is better positioned to realize higher returns in the future.

FAR MORE SYNERGIES: Our proposal offers greater identifiable synergy benefits than the BT proposal, as described in greater detail in the enclosed materials.

    - By 1999, synergies in a WorldCom-MCI merger are expected to reach at least $2.5 billion; by 1999, synergies in a BT acquisition of MCI are estimated at only $400 million.

    - OVER FIVE YEARS, WORLDCOM-MCI'S SYNERGIES ARE EXPECTED TO TOTAL AT LEAST $15 BILLION, COMPARED TO $2.4 BILLION FOR BT'S PROPOSED ACQUISITION.

UNIQUE STRATEGIC FIT: Together, WorldCom and MCI will have the capital, marketing abilities and state-of-the-art network to compete more effectively against the incumbent carriers, domestically and abroad.

    - Unlike BT, WorldCom is already a seasoned competitor in the U.S. local market with an established presence in 52 local markets that will expand to 86 markets following completion of the Brooks Fiber acquisition.

    - WORLDCOM'S LOCAL NETWORK BOTH ACCELERATES MCI'S LOCAL STRATEGY AND RESULTS IN SIGNIFICANT SAVINGS FOR THE COMBINED COMPANY.

    - WorldCom and MCI share similar legacies: pioneering the introduction of competition to the telecommunications marketplace and histories of innovation, agility and growth.

    - MCI'S MANAGEMENT AND EMPLOYEES WILL BE AN IMPORTANT PART OF THE COMBINED COMPANY.

                            SUPPORT A SUPERIOR OFFER

    We urge you to read the enclosed materials carefully. If you have any questions about the materials, please contact MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500.

                                          Sincerely,


                                           BERNARD J. EBBERS
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

                DON'T JUST TAKE OUR WORD FOR IT. HERE'S WHAT THE
                 EXPERT FINANCIAL ANALYSTS HAVE PUBLICLY SAID:

    "We expect [WorldCom's] strong long-term momentum potential to drive the stock to a $100 per share price target within four years. Based on what we've seen so far, a potential MCI merger might even accelerate our aggressive long-term price target."

                          RICHARD KLUGMAN, GOLDMAN, SACHS & CO., OCTOBER 1, 1997

    "There should be tremendous savings on MCIC's local effort as various costs associated with the launching of a local offering will be reduced. Furthermore, unlike BTY, WCOM should not incur the huge amount of dilution for local entry as many overlaps will be eliminated."

                                    DAN REINGOLD, MERRILL LYNCH, OCTOBER 1, 1997

    "We believe WCOM's exchange offer is favorable from a MCIC shareholder point of view. Aside from the fact that WCOM offered a much higher premium than BTY's current offer (41% compared to 7.8% based on September 30th close), we believe MCIC shareholders would look favorably on a greater ownership interest in WCOM, roughly 45% compared to 20% stake in BTY. We also believe MCIC shareholders would prefer owning WCOM, which is a higher growth company than BTY."

                                  LINDA MELTZER, UBS SECURITIES, OCTOBER 2, 1997

    "WorldCom's mantra of increasing shareholder return lends credibility to this accretive expansion strategy and makes the company a must-own stock to participate in the emerging communications revolution, in our opinion."

                          RAGHU RAM, WHEAT FIRST BUTCHER SINGER, OCTOBER 2, 1997

    "An MCI acquisition would be wildly accretive to earnings in 1999 and beyond. Our 1999 and 2000 pro forma EPS numbers are $1.90 and $2.80 respectively. Revenue growth of 16-20% seems likely over the next few years."

                   TIMOTHY WELLER, DONALDSON, LUFKIN & JENRETTE, OCTOBER 2, 1997

    "WorldCom is rated Buy and is our single best idea in the wireline telecommunications services industry." "The completion of the MCI deal could raise our target price on these shares considerably, to perhaps the $60 range." "We strongly recommend purchase of these shares. We think WorldCom deserves a premium multiple due to its projected rapid growth rate."

                         GUY W. WOODLIEF, PRUDENTIAL SECURITIES, OCTOBER 3, 1997

    "We believe WorldCom's unsolicited bid of $41.50 per share...for MCI...reflects a superior value proposition for MCI shareholders, management and customers. We see no comparable business case for British Telecom to justify a higher bid because the firm has no local presence in the United States."

                           WILLIAM VOGEL, MONTGOMERY SECURITIES, OCTOBER 3, 1997

    "... more value is created through a WorldCom/MCI marriage than through a BT/MCI marriage because of superior operating and capital efficiencies and the ability to accelerate the revenue growth of the combined WorldCom/MCI over the sum of the growth rates of WorldCom and MCI independently." "In our opinion, the WorldCom exchange offer creates more long-term value for MCI than the BT merger would."

                                  ERIC STRUMINGHER, PAINEWEBBER, OCTOBER 7, 1997

    THE ABOVE STATEMENTS ARE EXTRACTS FROM PUBLISHED REPORTS AND PERMISSION TO USE THESE QUOTES HAS NEITHER BEEN SOLICITED NOR OBTAINED.


    WorldCom is a global telecommunications company. Operating in more than 50 countries, the company is a premier provider of facilities-based and fully integrated local, long distance, international and Internet services. WorldCom's subsidiary, UUNET Technologies, Inc., is an international provider of Internet services with over 1,000 Points of Presence (POPs) throughout the United States and in Canada, Europe and the Asia-Pacific region. WorldCom's World Wide Web address is http://www.wcom.com. The common and depository shares of WorldCom trade on the NASDAQ National Market (US) under the symbols WCOM and WCOMP, respectively.


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